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                                                                    EXHIBIT 10.6

                         AGREEMENT OF PURCHASE AND SALE

                           HUNTOON AREA, SASKATCHEWAN


THIS AGREEMENT made this 10th day of November, 1999.

BETWEEN:

         155725 CANADA LTD. ("155725"), 403508 ALBERTA LTD. ("403508"),
         BEAVERLODGE OIL LIMITED ("Beaverlodge") and 413897 ALBERTA LTD. ("413897"), all bodies corporate each having an office in the City of Edmonton, in the Province of Alberta (hereinafter collectively called the "Vendor")

                                                               OF THE FIRST PART
                                     - and -


         GEOCAN ENERGY INC., a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Purchaser")

                                                              OF THE SECOND PART

WHEREAS the Vendor has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendor on the terms and conditions set forth herein;

NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the Parties agree as follows:


1.       INTERPRETATION

1.1      Definitions

         In this Agreement, including the recitals and the Schedules, the following terms shall have the respective meanings hereby assigned to them:

         A. "AGREEMENT" means this document, together with the Schedules attached hereto and made a part hereof;

         B. "ASSETS" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;


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         C.       "CLOSING" means the exchange of Conveyance Documents at the
                  Closing Date, as more particularly described in Clause 3.3, the delivery by the Purchaser to the Vendor of the Purchase Price, as described in Clause 2.3, and the transfer of the Assets by the Vendor to the Purchaser;

         D. "CLOSING DATE" means 10:00 a.m., on December 3, 1999, or such other time and date as may be agreed to by the Parties pursuant to Clause 3.1 or Paragraph 8.2B(a);

         E. "CONVEYANCE DOCUMENTS" means the documents described in Paragraphs 3.3A(a) and (c), which provide for the assignment, transfer or other disposition of the Assets to the Purchaser;

         F. "EFFECTIVE DATE" means 8:00 a.m., on the first day of September;

         G.       "DEPOSIT" means the sum of money set out in subclause 2.3(a);

         H. "LANDS" means the lands set forth and described in Schedule "A", insofar as rights to the Petroleum Substances underlying those lands are granted by the Leases;

         I. "LEASES" means the collectively any and all leases, licences, permits and other documents of title including without limitation those set forth and described in Schedule "A", by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands with which the Lands are pooled or unitized and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor;

         J. "MISCELLANEOUS INTERESTS" means the entire interest of the Vendor in and to all property, assets and rights pertaining to the Petroleum and Natural Gas Rights an the Tangibles, other than the Petroleum and Natural Gas Rights and the Tangibles, to the extent such property, assets and rights pertain to the Petroleum and Natural Gas Rights or the Tangibles, or any rights relating thereto, including, without limitation of the generality of the foregoing, the entire interest of the Vendor in:

                  (a) all contracts, agreements and documents, to the extent that they relate directly to the Petroleum and Natural Gas Rights or the Tangibles, including agreements for the sale, processing or transportation of Petroleum Substances;


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                  (b)      all subsisting rights to enter upon, use and occupy
                           the surface of any of the Lands, of any lands upon which any Tangibles are located or of any lands to be crossed in order to gain access to any of the Lands or the Tangibles;

                  (c)      the well bores and therein for all Wells; and

                  (d) copies of geological and engineering records, files, reports and data that, in the Vendor's reasonable judgement, relate directly to the Petroleum and Natural Gas Rights, any well thereon or the Tangibles, excluding the Vendor's tax and financial records, economic evaluations and geophysical data.

                  Unless otherwise agreed in writing by the Parties, however, the Miscellaneous Interests shall not include agreements, documents or data to the extent that: (i) they pertain to the Vendor's proprietary technology or interpretations; (ii) they are owned or licensed by third parties with restrictions on their deliverability or disclosure by the Vendor to any assignee which is not an affiliate of the Vendor;

         K. "PARTY" means a person, partnership or corporation which is bound by this Agreement;

         L.       "PERMITTED ENCUMBRANCES" means:

                  (a) any encumbrances, overriding royalties, net profits interests and other burdens identified in Schedule "A";

                  (b) the terms and conditions of the Leases, including, without limitation, the requirement to pay any rentals or royalties to the grantor thereof to maintain the Leases in good standing;

                  (c) the right reserved to or vested in any grantor, government or other public authority by the term of any Lease or by the Regulations to terminate any Lease;

                  (d) easements, rights of way, servitudes or other similar rights in land, including, without in any way limiting the generality of the foregoing, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables;

                  (e) regulations pertaining to taxation on Petroleum Substances or the income or revenue therefrom and governmental restrictions on

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                                       4


                           production rates from wells on the Lands or on operations being conducted on the Lands or otherwise affecting the value of any of the Assets;

                  (f) the Regulations and any rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner;

                  (g) undetermined or inchoate liens incurred or created as security in favour of any person with respect to the development or operation of any of the Assets, as regards the Vendor's share of the costs and expenses thereof;

                  (h) the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the Lands or interests therein, and statutory exceptions to title;

                  (i) agreements and plans relating to pooling or unitization, provided that any unit agreement applicable to the Lands shall be identified in Schedule "A";


                  (j) provisions for penalties and forfeitures under agreements as a consequence of nonparticipation in operations, provided that any such penalties or forfeitures which apply to the Assets as a result of the Vendor's failure to participate in a particular operation prior to the Effective Date shall be identified in Schedule "A";

                  (k) liens granted in the ordinary course of business to a public utility, municipality or governmental authority with respect to operations pertaining to any of the Assets; and

                  (l) any Title Defect or any encumbrances, overriding royalties, net profits interests and other burdens disclosed in the Vendor's records and files and documents directly relating to the Assets except insofar as they are held by any Vendor.

         M. "PETROLEUM AND NATURAL GAS RIGHTS" means the entire interest of the Vendor in and to the Lands and, insofar as they pertain to the Lands and the Leases;

         N. "PETROLEUM SUBSTANCES" means petroleum, natural gas, sulphur and every other mineral or substance, or any of them, the right to explore for which, or

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                                       5


                  an interest in which, is granted pursuant to the Leases, insofar only as they pertain to the Lands;

         O. "PREPAID GAS OBLIGATIONS" means, with respect to production, sale or related contracts pertaining to the Petroleum and Natural Gas Rights, the obligations of the Vendor under "take or pay" and similar provisions either to repay payments made by the purchasers thereunder for Petroleum Substances not taken by them or to deliver such gas or substances to such purchasers without full payment therefor;

         P. "PURCHASE PRICE" means the amount payable by the Purchaser to the Vendor pursuant to Clause 2.2, as modified by the reductions provided for herein;

         Q. "REGULATIONS" means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Assets;

         R.       "SHARES" means 162,500 common shares of the Purchaser;

         S. "TANGIBLES" means the entire interest of the Vendor, whether leased or owned, in and to all tangible depreciable property, real property and assets that are:

                  (a) located in or on the Lands (or lands with which the same have been pooled or unitized) and used, or intended for use, in connection with production, processing, gathering, storage, treatment or transportation operations respecting the Lands. including. without limitation the well equipment, if any, relating to the Vendor's wells on the Lands; and

                  (b) any additional items, whether located on or off the Lands, that are indicated in Schedule "A" to be specifically included as Tangibles,

                  located in or on the Lands or lands pooled or unitized therewith and used, or intended for use, in connection with production, processing, gathering, storage, treatment or transportation operations respecting the Lands, including, without limitation, the well equipment, if any, relating to the Vendor's wells on the Lands any additional items, whether located on or off the Lands, that are indicated in Schedule "A"to be specifically included as Tangibles;

         T. "TITLE DEFECT" means a defect, deficiency or discrepancy in or affecting the title of the Vendor in and to any of the Assets, which is sufficiently material


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                  and adverse to the enforcement of title that it would not be acceptable to a knowledgeable, prudent purchaser buying similar oil and gas properties, acting reasonably; and

         U. "WELLS" means the entire interest of Vendor in and to all wells located on the Lands or any lands pooled or unitized therewith, including, without limitation, the wells listed in Schedule "A".

1.2      Schedules

         The following Schedules are attached hereto and made part of this
         Agreement:

         (a) Schedule "A" - Land Schedule and Wells;

         (b) Schedule "B" - General Conveyance; and

         (c) Schedule "C" - Certificate with respect to the truth of a Party's representations and warranties.

1.3      Reference

         The references "hereunder", "herein" and "hereof" refer to the provisions of this Agreement, and references to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs herein refer to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs of this Agreement. Any reference to time shall refer to Mountain Standard Time or Mountain Daylight Savings Time during the respective intervals in which each is in force.

1.4      Headings

         The headings of the Articles, Clauses, Schedules and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.5      Singular/Plural

         Whenever the singular or masculine or neuter is used in this Agreement or in the Schedules, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

1.6      Use Of Canadian Funds

         All references to "dollars" or "$" herein shall refer to lawful currency of Canada.


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1.7      Derivatives

         Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.8      Interpretation If Closing Does Not Occur

         In the event that Closing does not occur, each provision of this Agreement which presumes that the Purchaser has acquired the Assets hereunder shall be construed as having been contingent upon Closing having occurred.

1.9      Conflicts

         If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a Conveyance Document, the provision of the body of this Agreement shall prevail. If any term or condition of this Agreement conflicts with a term or condition of a Lease or the Regulations, the term or condition of such Lease or the Regulations shall prevail, and this Agreement shall be deemed to be amended to the extent required to eliminate any such conflict.

1.10     Nature of Vendor's Rights and Obligations - Several

         The obligations, adjustments, covenants, representations, warranties, indemnities, liabilities and duties of each Vendor made or owed under the terms and provisions of this Agreement or which may result or arise from this Agreement to the Purchaser are several and not joint or joint and several.

2.       PURCHASE AND SALE

2.1      Agreement Of Purchase And Sale

         The Purchaser agrees to purchase the Assets from the Vendor and the Vendor agrees to sell the Assets to the Purchaser on the terms and conditions set forth herein.

2.2      Allocation Of Purchase Price

         The price to be paid by the Purchaser to the Vendor for the Assets is Four Hundred and Ninety Thousand Dollars ($490,000.00) and shall be allocated among the Assets as follows:

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
        (a) To Petroleum and Natural Gas Rights               $342,999
        (b) To Tangibles                                      $147,000
        (c) To Miscellaneous Interests                        $   1.00

                  TOTAL                                       $490,000


2.3      Payment Of Purchase Price

         The Purchase Price shall be paid by the Purchaser to the Vendor at Closing subject to any reductions as may be made pursuant to Article 7, and any adjustments provided for in Article 4. The Purchase Price shall be paid as follows:

         (a) Deposit of $10,000 shall be paid to Vendor forthwith upon execution of this Agreement by Vendor and Purchaser within three (3) days of such exercise. Upon receipt, the Deposit shall be placed in trust in an interest bearing account by the solicitors for the Vendor, Messrs. Murray Chilibeck & Horne. If Closing occurs, the Deposit, together with accrued interest thereon, shall be credited against the Purchase Price in partial satisfaction of Purchaser's obligation to pay the Purchase Price. If the Closing does not occur for any reason other than a default of the Purchaser hereunder or the termination of this Agreement pursuant to Subclause 8.2B, then the Deposit, together with accrued interest thereon, shall be returned forthwith to the Purchaser. If Closing does not occur because of a default of the Purchaser hereunder Vendor may treat the Deposit, together with accrued interest thereon, as liquidated damages, which shall in such case be forfeited to the Vendor and constitute a genuine pre-estimate by the Parties of damages suffered by Vendor by virtue of the failure of Purchaser to close in accordance with the terms of this Agreement;

         (b) the balance of the Purchase Price shall be paid at Closing as follows:

                  (i) $415,000 shall be paid by certified cheque or bank draft; and

                  (ii) the balance by the issuance to Vendor of the Shares at an assigned value of $0.40 per share;

         (c) the seven percent (7%) goods and services tax applicable to that portion of the Purchase Price allocated to the Tangibles, in accordance with the Excise Tax Act (Canada), being $10,290.00, payable to Revenue Canada. The GST registration Numbers of the Parties are 155725: R122050131, 403508:
                  890054554RT, Beaverlodge: 121074249, 413897: 896988953 and the
                  Purchaser: 871099040RT 0001; and


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         (d)      interest accrued on the Purchase Price less the amount of the
                  Deposit from the Effective Date to and including the day prior to the Closing Date, calculated daily and not compounded at the prime rate for Canadian dollar commercial loans by the main branch in Calgary of Alberta Treasury Branches. If Closing is postponed interest is adjusted accordingly.

         (e) All amounts payable pursuant to this Clause 2.3 shall be paid in the following proportions, namely:

                                   CASH PORTION
                                        OF
                                  PURCHASE PRICE     NUMBER OF SHARES
                                  --------------    ------------------
                  155725             $201,779         81,250 shares
                  403508             $   1.00              0 shares
                  Beaverlodge        $ 39,780         81,250 shares
                  413897             $183,440              0 shares

3.       CLOSING

3.1      Place Of Closing

         Unless otherwise agreed in writing by the Parties, Closing shall take place at the offices of the solicitors for the Vendor, Messrs Murray, Chilibeck & Horne, at 208, 10464 Mayfield Road, Edmonton, Alberta on the Closing Date.

3.2      Effective Date Of Transfer

         The transfer and assignment of the Assets from the Vendor to the Purchaser shall be effective as of the Effective Date, provided Closing occurs. Possession of the Assets, however, shall not pass to the Purchaser until after Closing on the Closing Date, and the Vendor shall maintain the Assets between the Effective Date and the Closing Date pursuant to the provisions of Article 5.

3.3      Deliveries At Closing

         A.       At Closing, the Vendor shall deliver the following to the
                  Purchaser:

                  (a) a General Conveyance, in the form attached as Schedule "B", which has been executed by the Vendor;


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                  (b)      a general indenture of conveyance, all specific
                           assignments, registerable transfers, novation agreements, trust agreements and other instruments required to convey all of the interest of Tappit Resources Ltd. ("Tappit") in the Assets, to 403508;

                  (c) all specific assignments, registrable transfers, novation agreements, trust agreements and other instruments required to convey the Vendor's interest in the Assets to the Purchaser;

                  (d) copies of all consents to disposition and waivers of rights of first refusal obtained by the Vendor with respect to the sale of the Assets to the Purchaser and with respect to the sale of an interest therein by Tappit to 403508;

                  (e) originals of the Vendor's records, files, reports and data pertaining to the Assets, insofar as such delivery is permitted and required hereunder, unless and to the extent that the Purchaser agrees to allow the Vendor to deliver such records, files, reports and data at a later date;

                  (f)      the certificate required by Paragraphs 10.2(d);

                  (g) registrable discharges in respect of any security notices or caveats registered against the Assets or any part or portion thereof including, without limitation, security notices registered as registration numbers 14815, 20125, 20126, 22446 and
                           22447 and the builders' lien registered as registration number 2913 as well as the caveats registered as registration numbers 72R35258, 73R43174, 73R43175, 74R40370, 63R40203, 73R483341,
                           73R48335, 74R40371, 86R04714 and 88R47102, 73R43173,
                           74R40369, 77R33502, 80R39746 and 83R32033, and a no
                           interest letter in respect of any other security interests encumbering Vendor's interest in and to the Assets of any part or portion thereof including, without limitation, the registration at the Alberta Personal Property Registry as Registration No. 9104010238 by Alberta Treasury Branches against 155725 as well as a no interest letter from Tappit with respect to the Assets; and

                  (h) such other documents as may be specifically required hereunder.

         B.       At Closing, the Purchaser shall deliver the following to the
                  Vendor:

                  (a) the Purchase Price (including the Shares), any applicable goods and services tax and interest accrued, if applicable, in accordance with Clause 2.3;


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                                       11


                  (b) a General Conveyance, in the form attached as Schedule "B", which has been executed by the Purchaser;

                  (c)      the certificate required by Paragraph 10.3(c); and

                  (d) such other documents as may be specifically required hereunder.

3.4      Costs Of Registration

         The Purchaser shall prepare, at its sole cost, all Conveyance Documents, and bear all costs incurred in registering any conveyances of title to the Assets to it and all costs of preparing and registering any further assurances required to convey the Assets to it. The Purchaser shall register all such conveyances promptly after Closing.


4.       ADJUSTMENTS

4.1      Benefits And Obligations To Be Apportioned

         A. All benefits and obligations of any kind and nature accruing, payable, paid, received or receivable with respect to the Assets (including, without limitation, maintenance, development, capital and operating costs, advances, payments with respect to the Permitted Encumbrances, proceeds from the sale of production accounts receivable and incentives accruing pursuant to the Regulations) shall be apportioned, as of the Effective Date, between the Vendor and the Purchaser in accordance with generally accepted accounting principles, subject to the provisions of this Agreement. All costs of whatever nature pertaining to work performed or goods or services provided with respect to the Assets prior to the Effective Date shall be borne by the Vendor, notwithstanding that such costs may be payable in whole or in part after the Effective Date.

         B. Notwithstanding the provisions of Subclause 4.1A, all rentals and all similar payments required to preserve any of the Leases and all taxes (other than income taxes) levied with respect to the Assets shall be apportioned between the Vendor and the Purchaser on a per diem basis as of the Effective Date, unless and to the extent that such apportionment is waived by the Vendor.

         C. Petroleum Substances which were produced, but not sold, as of the Effective Date shall be credited to the Vendor.


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                                       12


4.2      Adjustments To Accounts

         A. Prior to the Closing Date, the Vendor shall deliver to the Purchaser a written interim statement of all adjustments and payments to be made pursuant to the provisions of this Agreement and an interim accounting and adjustment shall be conducted for Closing, based on the Vendor's and the Purchaser's good faith estimate of all adjustments to be made for the transactions herein pursuant to this Article. A final accounting and adjustment shall be conducted within one hundred and eighty (180) days following the Closing Date. All adjustments shall be settled by payment by the Party required to make payment hereunder within fifteen (15) days of being notified of the determination of the amount owing.

         B. During the one hundred and eighty (180) day period following the Closing Date, the Purchaser may audit the books, records and accounts of the Vendor respecting the Assets, for the purpose of effecting adjustments pursuant to this Article. Such audit shall be conducted upon reasonable notice to the Vendor at the Vendor's offices during the Vendor's normal business hours, and shall be conducted at the sole expense of the Purchaser. Any claims of discrepancies disclosed by such audit shall be made in writing to the Vendor within two (2) months following the completion of such audit, and the Vendor shall respond in writing to any claims of discrepancies within one (1) month of the receipt of such claims. To the extent that the Parties are unable to resolve any outstanding claims of discrepancies disclosed by such audit within one (1) month of the Vendor's response thereto, such audit exceptions shall be resolved pursuant to Article 9.

         C. Notwithstanding the preceding Subclauses of this Clause and Clause 13.1, any adjustments established by an audit conducted pursuant to the Regulations or the provisions of the Leases with respect to the payment of royalties shall be made at the time such adjustment is established, with payment being made by the Party required to make payment hereunder within fifteen
                  (15) days of being notified of the determination of the amount owing.

5.       MAINTENANCE OF BUSINESS

5.1      Assets To Be Maintained In Proper Manner

         The Vendor shall continue to maintain the Assets in a proper and prudent manner in accordance with good oil field practice and the Regulations until Closing. The Vendor shall maintain insurance respecting the Assets during the period between the Effective Date and the Closing Date.


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                                       13


5.2      Material Commitments

         A. Until Closing, the Vendor shall not, without the prior written consent of the Purchaser:

                  (a) voluntarily assume any obligation or commitment with respect to the Assets, where the Vendor's share of the expenditure associated with such obligation or commitment is estimated to exceed $25,000.00;

                  (b)      surrender or abandon any of the Assets;

                  (c) amend or terminate the Leases or any agreement to which the Assets are subject or enter into any new agreement or commitment respecting the Assets;

                  (d) propose or initiate the exercise of any right (including bidding rights at Crown sales, rights under area of mutual interest provisions and rights of first refusal) or option relative to, or arising as a result of the ownership of the Assets, or propose or initiate any operations on the Lands which have not been commenced or committed to by the Vendor as of the earlier of the date of this Agreement or the Effective Date, if such exercise or option would result in either an obligation of the Purchaser hereunder after the Effective Date or a material adverse effect on the value of any of the Assets;

                  (e) sell, transfer or otherwise dispose of the Assets, or any of them, subject to the provisions of Clause 15.1; or

                  (f) grant a security interest or any encumbrance with respect to any of the Assets.

                  However, the Vendor may assume such obligations or commitments and propose or initiate such operations or exercise any such right or option without the prior consent of the Purchaser, if the Vendor reasonably determines that such expenditures or actions are necessary for the protection of life or property, in which case the Vendor shall promptly notify the Purchaser of such intention or actions and the Vendor's estimate of the costs and expenses associated therewith.

         B. If an operation or the exercise of any right or option respecting the Assets is proposed in circumstances in which such operation or the exercise of such right or option would result in an obligation of the Purchaser pursuant to Subclause 5.2A, the following Paragraphs shall apply to such operation or the exercise of such right or option (hereinafter referred to as "the Proposal"):


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                                       14


                  (a) the Vendor shall promptly give notice of the Proposal to the Purchaser, including with such notice the particulars of such Proposal in reasonable detail;

                  (b) the Purchaser shall, not later than twenty-four (24) hours prior to the time the Vendor is required to make its election with respect to the Proposal, advise the Vendor, by notice, whether it wishes the Vendor to exercise its rights with respect to the Proposal on behalf of the Purchaser, provided that failure of the Purchaser to make such election within such period shall be deemed to be an election by the Purchaser to participate in the Proposal;

                  (c) the Vendor shall make the election authorized by the Purchaser with respect to the Proposal within the period during which the Vendor may respond to the Proposal; and

                  (d) the election by the Purchaser not to participate in any Proposal required to preserve the existence of any of the Assets shall not entitle the Purchaser to any reduction of the Purchase Price in the event that the Vendor's interest therein is terminated as a result of such election, and such termination shall not constitute a failure of the Vendor's representations and warranties pertaining to such Assets, notwithstanding Clause 6.3.

5.3      Maintenance Of Assets Until Novations Complete

         Following Closing and to the extent that the Purchaser must be novated into operating agreements or other agreements governing any of the Assets, the following provisions shall apply with respect to such Assets from the Effective Date until the novation has been effected:

         (a) the Vendor shall not initiate any operation with respect to the Assets, except upon the written instruction of the Purchaser or if the Vendor reasonably determines that it is required for the protection of life or property, in which case the Vendor may take such actions as it reasonably determines are required without the written instruction of the Purchaser and shall promptly notify the Purchaser of such intention or actions and the Vendor's estimate of the costs and expenses associated therewith;

         (b) the Vendor shall forthwith provide to the Purchaser all authorizations for expenditure, notices, specific information and other documents the Vendor receives with respect to the Assets, and shall respond to such authorizations for expenditure, notices, information and other documents pursuant to the written instruction of the Purchaser, if received on a timely basis, provided that the Vendor may (but shall not be obligated to) refuse to follow instructions which it reasonably believes to be unlawful, unethical or in conflict with an applicable contract; and

         (c) the Vendor shall forthwith deliver to the Purchaser all revenues, proceeds and other benefits received by the Vendor with respect to the Assets, less the share of the applicable lessor royalties, operating costs, treating, processing and transportation expenses and those other costs and expenses directly associated with the Assets and the production of Petroleum Substances, provided that the Vendor shall not be permitted to deduct from such revenues, proceeds and other benefits any other costs and expenses it incurs as a result of such delivery to the Purchaser.

5.4      Vendor Deemed Agent Of Purchaser

         A. Insofar as the Vendor maintains the Assets and takes actions with respect thereto on behalf of the Purchaser pursuant to this Article, the Vendor shall be deemed to have been the agent of the Purchaser hereunder. The Purchaser ratifies all actions taken by the Vendor or refrained to be taken by the Vendor pursuant to the terms of this Article 5 in such capacity during such period, with the intention that all such actions shall be deemed to be those of the Purchaser.

         B. Insofar as the Vendor participates in either operations or the exercise of rights or options as the agent of the Purchaser pursuant to this Article, the Vendor may require the Purchaser to secure the costs to be incurred by the Vendor on behalf of the Purchaser pursuant to such election in such manner as may be reasonably appropriate in the circumstances.

         C. The Purchaser shall indemnify the Vendor and its directors, officers, servants, agents or employees against all liabilities, losses, costs (including legal costs on a solicitor-client basis), claims or damages which the Vendor or its directors, officers, servants, agents or employees may suffer or incur as a result of maintaining the Assets as the agent of the Purchaser pursuant to this Article, insofar as such liabilities, losses, costs, claims or damages are not a direct result of the gross negligence or wilful misconduct of the Vendor or its directors, officers, servants, agents or employees. An action or omission of the Vendor or its directors, officers, servants, agents or employees shall not be regarded as gross negligence or wilful misconduct, however, to the extent it was done or omitted to be done in accordance with the instructions of or with the concurrence of the Purchaser.

5.5      Restriction On Purchaser's Proposal Of Operations

         Prior to Closing and except to the extent provided in this Article or permitted under an operating agreement, unit agreement or other agreement to which the Purchaser is a party as of the Effective Date, the Purchaser shall not, without the written consent of the Vendor, propose to the Vendor, or request the Vendor to propose to others, the conduct of any operations on the Lands or the exercise of any right or option respecting the Assets.

6.       REPRESENTATIONS AND WARRANTIES OF PARTIES

6.1      Vendor's Representations And Warranties

         Each Vendor represents and warrants to the Purchaser, with respect to itself and with respect to its interest in the Assets, that:

         (a) Standing: The Vendor is a corporation, duly organized, valid and subsisting and incorporated under the laws of its jurisdiction of incorporation, and each of 155725 and 403508 is authorized to carry on business in the jurisdiction where the Lands are located;

         (b) Requisite Authority: The Vendor has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

         (c) No Conflict: The execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

                  (i) any term or provision of the charter, by-laws or other governing documents of the Vendor;

                  (ii) any agreement, instrument, permit or authority to which the Vendor is a party or by which the Vendor is bound; or

                  (iii) the Regulations or any judicial order, award, judgement or decree applicable to the Vendor or the Assets;

                  other than as set out in the documents provided by the Vendor to the Purchaser for the purposes of the Purchaser conducting its due diligence in respect of the Assets;

         (d) Execution And Enforceability: The Vendor has taken all actions necessary to authorize the execution and delivery of this Agreement, and, as of the

                  Closing Date, the Vendor shall have taken all actions necessary to authorize and complete the sale of the Assets in accordance with the provisions of this Agreement. This Agreement has been validly executed and delivered by the Vendor, and this Agreement and all other documents executed and delivered on behalf of the Vendor hereunder shall constitute valid and binding obligations of the Vendor enforceable in accordance with their respective terms and conditions;

         (e) Residency For Tax Purposes: The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

         (f) No Finders' Fees: The Purchaser shall not have any responsibility for any obligation or liability, contingent or otherwise, for brokers' or finders' fees, if any, incurred by the Vendor with respect to the transactions herein;

         (g) Lawsuits And Claims: To the best of the information, knowledge and belief of the Vendor, there are no unsatisfied judgments, claims, proceedings, actions, governmental investigations or lawsuits in existence, contemplated or threatened against or with respect to the Assets or the interest of the Vendor therein, and there exists no particular circumstance which the Vendor reasonably believes will give rise to such a claim, proceeding, action, governmental investigation or lawsuit, other than as disclosed in the documents provided by the Vendor to the Purchaser for the purposes of the Purchaser conducting its due diligence in respect of the Assets;

         (h) Compliance With Leases And Agreements: To the best of the information, knowledge and belief of the Vendor, and other than as disclosed in the documents provided by the Vendor to the Purchaser for the purposes of the Purchaser conducting its due diligence in respect of the Assets, no act or omission has occurred whereby the Vendor is, or would be, in default under the terms of the Regulations, any Lease or any agreement pertaining to the Assets, where such a default would impact materially and adversely upon the Assets, or any of them;

         (i) No Default Notices: The Vendor has not received any notice of default under the Leases or any notice alleging its default under any agreement pertaining to any of the Assets, which default has not been rectified as of the date of this Agreement;

         (j) Payment Of Royalties And Taxes: To the best of the information, knowledge and belief of the Vendor, and other than as disclosed in the documents provided by the Vendor to the Purchaser for the purposes of the Purchaser conducting its due diligence in respect of the Assets, from February 29, 1996 all royalties and all ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, the Vendor's ownership of the Assets, the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom that are payable by the Vendor and which accrued prior to the Effective Date have been property and fully paid and discharged in the manner and at the time prescribed by the Leases and the Regulations and the Vendors have not received any written notice with respect to any amounts owing prior to February 29, 1996;

         (k) Encumbrances:The Vendor does not warrant its title to the Assets, but does warrant that the interest of the Vendor in the Assets is free and clear of any and all liens, mortgages, pledges, claims, options, encumbrances, overriding royalties, net profits interests or other burdens created by, through or under the Vendor, from and after the date the Vendor acquired any interest in the Assets and prior to such date the Vendor did not knowingly create any such liens, mortgages, pledges, claims, options, encumbrances, net profits, interests or other burden other than the Permitted Encumbrances;

         (l) No Reduction: The interests of the Vendor in the Assets are not subject to reduction by payout of a well or otherwise, or subject to modification in size or nature by virtue of any right or interest granted by, through or under the Vendor except for the Permitted Encumbrances, and other than as disclosed in the documents provided by the Vendor to the Purchaser for the purposes of the Purchaser conducting its due diligence in respect of the Assets;

         (m) Sale Agreements: The Petroleum and Natural Gas Rights are not subject to any Prepaid Gas Obligations, any gas balancing agreements or any agreements for the sale of Petroleum Substances which are not terminable on thirty (30) days' notice (without an early termination penalty or other cost);

         (n)      Environmental Matters: The Vendor:

                  (i) has not received any specific order or directives relating to the Assets other than general industry orders or directives under the Regulations which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

                  (ii) has not received any specific demand or notice relating to the Assets other than general industry orders or directives issued under the Regulations with respect to the breach of any environmental, health or safety law applicable to the Assets, including, without limitation, any Regulations respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the Closing Date;

                  and other than as disclosed in the documents provided by the Vendor to the Purchaser for the purposes of the Purchaser conducting its due diligence in respect of the Assets;

         (o) Condition Of Wells: To the best of the information, knowledge and belief of the Vendor, and other than as disclosed in the documents provided by the Vendor to the Purchaser for the purposes of the Purchaser conducting its due diligence in respect of the Assets, each well located on the Lands, whether producing, shut-in, injection, disposal or otherwise, has been drilled and, if completed, completed and operated in accordance with good oil and gas field practices;

         (p) Abandonment Of Wells: To the best of the information, knowledge and belief of the Vendor, and other than as disclosed in the documents provided by the Vendor to the Purchaser for the purposes of the Purchaser conducting its due diligence in respect of the Assets, each well located on the Lands which has been abandoned has been plugged and abandoned, and the wellsite therefor properly restored, in accordance with good oil and gas field practices;

         (q) Condition Of Tangibles: To the best of the information, knowledge and belief of the Vendor and other than as disclosed in the documents provided by the Vendor to the Purchaser for the purposes of the Purchaser conducting its due diligence in respect of the Assets, the Tangibles have been constructed, installed, maintained and operated in accordance with generally accepted engineering practices, good oil and gas field practices;

         (r) Authorized Expenditures: There are no outstanding authorizations for expenditure respecting the Assets as of the date of this Agreement nor will there be any authorizations for expenditure at the Closing Date unless authorized on behalf of the Purchaser hereunder;

         (s) Regulatory Production Penalties And Allowables: To the best of the information, knowledge and belief of the Vendor and other than as disclosed in the documents provided by the Vendor to the Purchaser for the purposes of the Purchaser conducting its due diligence in respect of the Assets, none of the Wells located on the Lands have been produced in excess of applicable production allowables imposed by the Regulations and there is no pending change in such production allowable, other than as may generally be applicable pursuant to a change in the Regulations;

         (t) Area Of Mutual Interest: None of the Lands are subject to an agreement which provides for a currently active area of mutual interest other than as disclosed in the documents provided by the Vendor to the Purchaser for the purposes of the Purchaser conducting its due diligence in respect of the Assets;

         (u) Assets Comprise All Of Vendor's Assets in Jurisdiction: The Assets comprise all or substantially of the Vendor's assets located in the Province of Saskatchewan;

         (v) Ownership of Tangibles: None of the Tangibles is leased or rented; and

         (w) No Removal of Tangibles: No tangible depreciable property and assets which are used, were used or are intended to be used in producing, gathering, treating, measuring, making marketable or injecting the Leased Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, has been removed from its location since September 1, 1999, nor has Vendor alienated or encumbered my such tangible depreciable property and assets since such date.

6.2      Purchaser's Representations And Warranties

         The Purchaser represents and warrants to the Vendor that:

         (a) Standing: The Purchaser is a corporation, duly organized, valid and subsisting under the laws of its jurisdiction of incorporation, and duly registered and authorized to carry on business in the jurisdiction in which the Lands are located;

         (b) Requisite Authority: The Purchaser has the requisite capacity, power and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

         (c) No Conflict: The execution and delivery of this Agreement and the completion of the purchase of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

                  (i) any term or provision of the charter, by-laws or other governing documents of the Purchaser; or

                  (ii) the Regulations or any judicial order, award, judgement or decree applicable to the Purchaser;

         (d) Execution And Enforceability: The Purchaser has taken all actions necessary to authorize the execution and delivery of this Agreement and, as of the Closing Date, the Purchaser shall have taken all actions necessary to authorize and complete the purchase of the Assets in accordance with the provisions of this Agreement. This Agreement has been validly executed and delivered by the Purchaser, and this Agreement and all other documents executed and delivered on behalf of the Purchaser hereunder shall constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms and conditions;

         (e) Residency For Tax Purposes: The Purchaser is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

         (f) No Sales Commission: The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the transactions herein for which the Vendor shall have any responsibility; and

         (g) Shares: The Shares have been validly issued as fully paid and non-assessable shares in the capital of the Purchaser and will be issued pursuant to Section 107(1)(b) of the Securities Act (Alberta) and as such will be subject to a one (1) year hold period.

6.3      Survival Of Representations And Warranties

         Each Party acknowledges that the other may rely on the representations and warranties made by such Party pursuant to Clause 6.1 or 6.2, as the case may be. Subject to Paragraph 5.2B(d), the representations and warranties in Clauses 6.1 and 6.2 shall be true on the Effective Date and on the Closing Date, and such representations and warranties shall continue in full force and effect and shall survive the Closing Date for a period of one (1) year, for the benefit of the Party for which such representations and warranties were made. In the absence of fraud, however, no claim or action shall be commenced with respect to a breach of any such representation or warranty, unless, within such period, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty.

6.4      No Merger

         The representations and warranties in Clauses 6.1 and 6.2 shall be deemed to apply to all assignments, conveyances, transfers and other documents conveying any of the Assets from the Vendor to the Purchaser. There shall not be any merger of any of such representations or warranties in such assignments, conveyances, transfers or other documents, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived. The Purchaser acknowledges that, except and to the extent provided in Clause 6.1, the Vendor does not warrant title to the Assets.

7.       THIRD PARTY RIGHTS AND CONSENTS

7.1      Preferential Right Of Purchase

         A. If any of the Assets are subject to a preferential right of purchase or similar restriction, or if the disposition herein requires the consent of any third party, the Vendor shall promptly serve all notices in a form that is acceptable to Purchaser, as are required under such preferential purchase or consent provision. Unless otherwise agreed by the Purchaser, each such notice shall include a request for a waiver of any preferential or similar right to purchase any of the Assets and for the granting of any consent that may be required.

         B. The Purchaser shall provide to the Vendor the value placed by the Purchaser, for the purposes of this purchase, on any of the Assets with respect to which the Vendor is required to give notice pursuant to this Clause.

         C. If the holder of any preferential right to purchase any of the Assets exercises such right, or a third party required to give a necessary consent refuses to give such consent, such right or refusal, as the case may be, shall be considered a Title Defect for the purposes of Subclause 8.2B.

         D. The Parties agree that, based upon the representation of the Vendor in Subclause 6.1(u), there are no rights of first refusal or similar rights applicable to the sale and purchase provided for under this Agreement.

7.2      Operatorship And Third Parties

         The Vendor shall use reasonable efforts to assist Purchaser in its attempts to obtain operatorship of the Assets or any part of them, including the preparation and execution of notice of resignation of operatorship requesting the appointment of Purchaser as operator.

8.       PURCHASER'S REVIEW

8.1      Vendor To Provide Access

         The Vendor shall:

         (a) provide the Purchaser and its nominees reasonable access to the Vendor's records, files and documents directly relating to the Assets, for the purpose of the Purchaser's review of the Assets and the Vendor's title thereto, including, without limitation, the Leases and applicable operating agreements, unit agreements, overriding royalty agreements and production sale contracts; and

         (b) provide the Purchaser and its nominees with a reasonable opportunity to inspect the Assets at the Purchaser's sole cost, risk and expense, insofar as the Vendor can reasonably provide such access to the Assets.

8.2      Title Defects

         A. The Purchaser shall conduct its review of the Vendor's title to the Assets with reasonable diligence. Not later than seven
                  (7) days prior to the Closing Date, the Purchaser shall give the Vendor written notice of the Title Defects which the Purchaser does not waive. Such notice shall specify such Title Defects in reasonable detail, the Assets directly affected thereby and the Purchaser's requirements for the rectification or curing thereof. The Vendor shall thereupon diligently make reasonable efforts to cure such Title Defects not later than three (3) days prior to the Closing Date.

         B. Insofar as the Title Defects described in the Purchaser's notice have not been cured to the Purchaser's reasonable satisfaction, but subject to Clause 10.4 with respect to prior third party rights and required consents, the Purchaser may elect, at or before the Closing Date by written notice to the Vendor, to do one of the following:

                  (a) delay the Closing Date to such later date as is agreed by the Parties, so as to provide the Vendor with additional time to cure the remaining Title Defects;

                  (b) waive such uncured Title Defects and proceed with Closing; or

                  (c)      terminate this Agreement.

                  However, failure of the Purchaser to make such election at or before the Closing Date shall be deemed to be an election pursuant to Paragraph (b) of this Subclause.

9.       ARBITRATION [THIS ARTICLE 9 HAS BEEN INTENTIONALLY DELETED]

10.      CONDITIONS TO CLOSING

10.1     Required Consents

         It is a condition precedent to Closing that any and all approvals required under the Regulations and any and all consents of third parties required to permit the transactions to be completed shall have been obtained or that such approval or consent requirement shall have been waived or otherwise lapsed. Each of the Parties shall use all reasonable efforts to obtain any such consents. Notwithstanding the foregoing, the Parties acknowledge that the consent of buyers under production sale agreements may not be obtainable until after Closing and that the acquisition of such consents shall not be a condition precedent to Closing. Upon Closing the Parties shall be deemed to have agreed that the condition precedent set out on this clause 10.1 shall have been satisfied or waived.

10.2     Conditions For Benefit Of Purchaser

         The obligation of the Purchaser to complete the purchase hereunder is subject to the following conditions precedent:

         (a) No Substantial Damage: The Purchaser shall have been satisfied, acting reasonably that no damage to or alteration of any of the Assets shall have occurred between the Effective Date and the Closing Date which, in the Purchaser's reasonable opinion, would materially and adversely affect the value of the Assets;

         (b) Availability Of Documents: The Vendor shall have provided the nominees of the Purchaser with reasonable access to the Vendor's records and documents pertaining to the Assets pursuant to Article 8, in order to confirm the Vendor's title to the Assets;

         (c) Material Compliance By Vendor: The Vendor shall have performed or complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Closing Date;

         (d) Certificate That Representations Are Correct: Each of the covenants, representations and warranties contained in Clause
                  6.1 was, as of the Effective Date, and is, as of the Closing Date, true and correct in all material respects, except for those changes thereto which necessarily arise as a consequence of the operation of the provisions of this Agreement, as specifically provided herein and a certificate of a senior officer of the Vendor, in the form of Schedule "C" dated as of the Closing Date to that effect shall be delivered at Closing;

         (e) Delivery Of Conveyance Documents: The Vendor shall have delivered to the Purchaser one copy of the General Conveyance described in Paragraph 3.3A(a) executed by the Vendor and those other documents and materials described in Paragraphs
                  3.3 A(b) to (h) inclusive which are to be provided to the Purchaser at Closing; and

         (f) Regulatory Approval: The Purchaser has obtained all regulatory approvals required in connection with the issuance of the Shares.

10.3     Conditions For Benefit Of Vendor

         The obligation of the Vendor to complete the sale hereunder is subject to the following conditions precedent:

         (a) Material Compliance By Purchaser: The Purchaser shall have performed or complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date;

         (b) Payment Of Purchase Price: The Purchaser shall have tendered to the Vendor the Purchase Price and the applicable goods and services tax and interest (if any) in the manner provided for in Clause 2.3, subject to any adjustments provided for in
                  Article 4 and any alteration expressly provided for herein;

         (c) Certificate That Representations Are Correct: Each of the covenants, representations and warranties contained in Clause
                  6.2 was, as of the Effective Date, and is, as of the Closing Date, true and correct in all material respects and a certificate of a senior officer of the Purchaser, in the form of Schedule "C" dated as of the Closing Date to that effect shall be delivered at Closing; and

         (d) Delivery Of Documents: The Purchaser shall have executed and delivered to the Vendor one copy of the General Conveyance described in Paragraph 3.3B(b) and those other documents which are to be provided by the Purchaser pursuant to Paragraph 3.3B(d).

10.4     Waiver Of Condition

         The conditions in Clauses 10.2 and 10.3 are for the sole benefit of the Purchaser and the Vendor respectively. The Party for the benefit of which such conditions have been included may waive any of them, in whole or in part, by written notice to the other Party, without prejudice to any of the rights of the Party waiving such condition, including, without limitation, reliance on or enforcement of the representations, warranties or covenants which are preserved and pertain to conditions similar to the condition so waived. However, the Purchaser may not waive the existence and operation of any preferential right of a third party to purchase any of the Assets or, without the concurrence of the Vendor, any required consent of a third party to the Vendor's disposition of any of the Assets.

10.5     Failure To Satisfy Conditions

         In the event any of the conditions in Clauses 10.2 or 10.3 has not been satisfied at or before the Closing Date and such condition has not been waived by the Party for the benefit of which such condition has been included, such Party may terminate this Agreement by written notice to the other Party. However, a Party may not terminate this Agreement in such manner after Closing, and its remedies thereafter, if any, with respect to the failure to satisfy such condition shall be limited to damages.

10.6     Parties To Exercise Diligence With Respect To Condition

         Each Party shall proceed diligently, honestly and in good faith and use all reasonable efforts with respect to all matters within its control to satisfy the conditions referred to in Clauses 10.1, 10.2 and 10.3.

11.      CONFIDENTIALITY

11.1     Purchaser's Obligation To Maintain Information Confidential

         Information respecting the Assets shall be retained in confidence and used only for the purposes of this acquisition and shall not be disclosed, used, dealt with or exploited by Purchaser for any other purpose, provided that upon Closing, the Purchaser's rights to use or disclose such information shall be subject only to any operating, unit or other agreements that may apply thereto. Any additional information obtained as a result of such access which does not relate to the Assets shall continue to be treated as confidential and shall not be disclosed, used, dealt with or exploited by the Purchaser without the prior written consent of the Vendor. However, the restrictions on disclosure and use of information in this Agreement shall not apply to information to the extent it:

         (a) is or becomes publicly available through no act or omission of the Purchaser or its consultants or advisors;

         (b) is subsequently obtained lawfully from a third party, which, after reasonable inquiry, the Purchaser does not know to be bound to the Vendor to restrict the use or disclosure of such information; or

         (c) is already in the Purchaser's possession at the time of disclosure, without restriction on disclosure.

         However, specific items of information shall not be considered to be in the public domain merely because more general information respecting the Assets is in the public domain.

11.2     Consultants And Advisors Bound

         If the Purchaser employs consultants, advisors or agents to assist in its review of the Assets pursuant to Article 8, the Purchaser shall be responsible to the Vendor for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in Clause 11.1.

12.      DEFAULT

12.1     Remedies Of Injured Party

         If a Party (hereinafter referred to as "the Defaulting Party") fails to comply with any of the terms and conditions of this Agreement such that Closing does not occur, the other Party (hereinafter referred to as "the Injured Party") may, by notice to the Defaulting Party, elect to:

         (a) treat this Agreement as terminated by reason of the non-fulfilment of the Defaulting Party's obligations and, if the Injured Party so decides, pursue a claim for damages; or

         (b) continue to treat the Agreement as binding and enforceable, pending resolution of the default by agreement of the Parties or by a court of competent jurisdiction.

         However, the Injured Party shall be deemed to be treating the Agreement as binding and enforceable, unless and until it specifically elects in writing to pursue the alternative in Paragraph (a) of this Clause.

12.2     Interest Accrues On Amounts Owing

         Any amount owing to a Party by the other Party pursuant to any provision of this Agreement after Closing and remaining unpaid shall bear compound interest, as computed monthly, from the day such amount was due to be paid until the day such amount was paid, at the rate of one (1%) percent per annum above the rate designated as the prime rate for Canadian dollar commercial loans by the main branch in Calgary of the Alberta Treasury Branches, regardless of whether such Party has given the other Party prior notice of the accrual of interest hereunder.

13.      LIABILITY AND INDEMNIFICATION

13.1     Responsibility Of Vendor

         Subject to Clause 13.4 and provided that Closing has occurred, the Vendor shall:

         (a) be liable to the Purchaser for all losses, costs, damages and expenses whatsoever which the Purchaser may suffer, sustain, pay or incur; and

         (b) indemnify and save the Purchaser and its directors, officers, servants, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Purchaser, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

         as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with the breach of the representations and warranties of the Vendor in Clause 6.1 and occurring or accruing prior to the Effective Date, except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursable by insurance maintained by the Purchaser or are caused by the negligence or wilful misconduct of the Purchaser, its directors, officers, servants, agents, employees or assigns. The indemnity granted by the Vendor herein, however, is not a title warranty and does not provide either an extension of any representation or warranty contained in Clause 6.1 or an additional remedy with respect to the Vendor's breach of such a representation or warranty. Notwithstanding any provision herein, the liability of the Vendor and the indemnity hereby granted by the Vendor to the Purchaser shall only apply with respect to claims made within one (1) year following the Closing Date.

13.2     Responsibility Of Purchaser

         Provided that Closing has occurred, the Purchaser shall:

         (a) be liable to the Vendor for all losses, costs, damages and expenses whatsoever which the Vendor may suffer, sustain, pay or incur; and

         (b) indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendor, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

         as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with the Assets and occurring or accruing subsequent to the Effective Date, except any losses, costs, damages, expense, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Vendor or are caused by the negligence or wilful misconduct of the Vendor, its directors, officers, servants, agents, employees or assigns. The responsibility prescribed by this Clause, however, does not provide either an extension of any representation or warranty contained in Clause 6.2 or an additional remedy for the Purchaser's breach of such a representation or warranty.

13.3     Assets Acquired On "As Is" Basis

         Notwithstanding the foregoing provisions of this Article, the Purchaser acknowledges that it is acquiring the Assets on an "as is" basis. The Purchaser acknowledges that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that the Vendor has provided the Purchaser with a reasonable opportunity to inspect the Assets at the sole cost, risk and expense of the Purchaser (insofar as the Vendor could reasonably provide such access) and that the Purchaser is not relying upon any representation or warranty of the Vendor as to the condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to Clause 6.1. Provided that Closing has occurred, the Purchaser further agrees that it shall:

         (a) be solely liable and responsible for any and all losses, costs, damages and expenses which the Vendor may suffer, sustain, pay or incur; and

         (b) indemnify and save the Vendor and its directors, officers, servants, agents and employees harmless from any and all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Vendor, its directors, officers, servants, agents or employees or which they may sustain, pay or incur;

         as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with acts or omissions pertaining to environmental damage or contamination or other environmental problems pertaining to the Assets, however or by whomever the same occurred, whether such claims, demands, losses, costs, risks or expenses arose prior or subsequent to the Effective Date including any matters relating to:

         (a) surface, underground, air, groundwater or surface contamination,

         (b)      the abandonment or plugging of any Wells,

         (c)      the restoration or reclamation of any part of the Assets,

         (d) the breach of applicable government rules and regulations, as the same relate to the environment, in effect at any time, or

         (e) the removal of or failure to remove any foundations, structure or equipment from the Lands Once Closing has occurred, the Purchaser shall be solely responsible for all of the foregoing environmental liabilities respecting the Lands, the abandonment of all wells on the Lands and the reclamation of the Lands as between the Vendor and the Purchaser, and hereby releases the Vendor from any claims the Purchaser may have against the Vendor with respect to all such liabilities and responsibilities, except for any claims which the Purchaser may have for fraud or the breach of a representation or warranty made by the Vendor pursuant to Clause 6.1.

13.4     No Merger Of Legal Responsibilities

         The liabilities and indemnities created in this Article shall be deemed to apply to, and shall not merge in, all assignments, transfers, conveyances, novations, trust agreements and other documents conveying any of the Assets from the Vendor to the Purchaser, notwithstanding the terms of such assignments, transfers, conveyances, novations and other documents, the Regulations or any rule of law or equity to the contrary, and all such rules are hereby waived.

13.5     Substitution And Subrogation

         Insofar as is possible, each Party shall have full rights of substitution and subrogation in and to all covenants, representations and warranties by others previously given or made in respect of the Assets or any of them.

13.6     Responsibility Extends To Legal Cost

         Notwithstanding any provision to the contrary contained in this Article, references to costs in the liability and indemnification obligations prescribed by Clauses 13.1, 13.2 and 13.3 shall be deemed to include reasonable legal costs on a solicitor-client basis.

14.      WAIVER

14.1     Waiver Must Be In Writing

         No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

15.      ASSIGNMENT

15.1     Assignments Before Closing

         Prior to Closing, neither Party may assign its interest in or under this Agreement or to the Assets without the prior written consent of the other Party, except as may be required by the Vendor to comply with its obligations respecting any preferential rights, as provided in
         Article 7.

15.2     Assignments By Purchaser After Closing

         No assignment, transfer or other disposition of this Agreement or all or any portion of the Assets by the Purchaser after Closing shall relieve the Purchaser from its obligations to the Vendor herein. The Vendor shall have the option to claim payment or performance of such obligations from the Purchaser or the assignee or transferee, and to bring proceedings in the event of default against either or all of them, provided that nothing herein shall entitle the Vendor to receive duplicate payment or performance of the same obligation.

16.      NOTICE

16.1     Service Of Notice

         Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing. Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

         (a) personally, by delivering the notice to the Party on which it is to be served at that Party's address for service. Personally served notices shall be deemed to be received by the addressee when actually delivered as aforesaid, provided that such delivery shall be during normal business hours on any day other than a Saturday, Sunday or statutory holiday in Alberta. If a notice is not delivered on such a day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee's first business day next following the time of the delivery;

         (b) by telecopier or telex (or by any other like method by which a written message may be sent) directed to the Party on which it is to be served at that Party's address for service. A notice so served shall be deemed to be received by the addressee when actually received by it, if received within normal business hours on any day other than a Saturday, Sunday or statutory holiday in Alberta or at the commencement of the next ensuing business day following transmission if such notice is not received during such normal business hours; or

         (c) by mailing it first class (air mail if to or from a location outside of Canada) registered post, postage prepaid, directed to the Party on which it is to be served at that Party's address for service. Notices so served shall be deemed to be received by the addressee at noon, local time, on the earlier of the actual date of receipt or the fourth (4th) day (excluding Saturdays, Sundays and statutory holidays in Alberta) following the mailing thereof. However, if postal service is (or is reasonably anticipated to be) interrupted or operating with unusual delay, notice shall not be served by such means during such interruption or period of delay.

16.2     Addresses For Notices

         The address for service of notices hereunder of each of the Parties shall be as follows:

                  VENDOR:        155725 Canada Ltd.
                                 403508 Alberta Ltd.
                                 Beaverlodge Oil Limited
                                 413897 Alberta Limited
                                 c/o 208, 10464 Mayfield Road
                                 Edmonton, Alberta T5P 4P4

                                 Attention: President
                                 Fax: (780) 436-8988

                  PURCHASER:     Geocan Energy Inc.
                                 800, 717 -7th Avenue S.W.
                                 Calgary, Alberta T2P 0Z3

                                 Attention: President
                                 Fax: (403) 261-3834

16.3     Right To Change Address

         A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

17.      PUBLIC ANNOUNCEMENTS

17.1     Approval Required for Press Releases

         A. The Parties shall cooperate with each other in relaying to third parties information concerning this Agreement and shall receive approval from the other Party of all press releases and other releases of information prior to publication which approval may not be unreasonably withheld. However, nothing in this Clause shall prevent a Party from furnishing any information to any governmental agency or regulatory authority or to the public, insofar only as is required by the Regulations or securities laws applicable to such Party, provided that a Party which proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other Party with a draft of such statement a sufficient time prior to its release to enable such other Party to review such draft and advise that Party of any comments it may have with respect thereto.

         B. Notwithstanding Subclause 17.1A, the Vendor shall be permitted to disclose information pertaining to this Agreement and the identity of the Purchaser, to the extent required to enable the Vendor to fulfil its obligations pertaining to preferential rights of purchase and other third party rights, in accordance with Article 7.

17.2     Signs And Notification To Governmental Agencies

         Following Closing, the Vendor may remove any signs which indicate the Vendor's ownership or operation of the Assets. If the Purchaser will be the operator of the Assets, it shall be the responsibility of the Purchaser to erect or install any signs required by governmental agencies which pertain to the Assets. In addition, the Purchaser shall be responsible for advising governmental agencies, contractors, suppliers and other affected third parties of the Purchaser's interest in the Assets, subject to Article 7 and Clause 10.1.

18.      MISCELLANEOUS PROVISIONS

18.1     Further Assurances

         At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to fulfil their respective obligations under this Agreement. The Vendor shall cooperate with the Purchaser as reasonably required to secure execution by third parties of the documents referred to in Paragraphs 3.3A(b) and (c).

18.2     Governing Law

         This Agreement shall be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each Party accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

18.3     Time

         Time shall be of the essence in this Agreement

18.4     No Amendment Except In Writing

         Subject to Clause 16.3, this Agreement may be amended only by written instrument executed by the Vendor and the Purchaser.

18.5     Consequences Of Termination

         If this Agreement is terminated in accordance with its terms prior to Closing, then except for the provisions respecting the return or retention of the Deposit in Clause 2.3 and the provisions of Articles 11 and 12 and the covenants, warranties, representations or other obligations breached prior to the time at which such termination occurs, the Parties shall be released from all of their obligations under this Agreement. If this Agreement is so terminated, the Purchaser shall promptly return to the Vendor all materials delivered to the Purchaser by the Vendor hereunder, together with all copies of them that may have been made by or for the Purchaser.

18.6     Supersedes Earlier Agreement

         This Agreement supersedes all other agreements between the Parties with respect to the Assets and expresses the entire agreement of the Parties with respect to the transactions contained herein, except for the Confidentiality Agreement dated September 16, 1999 among the Purchaser, 155725 and 403508.

18.7     Enurement

         Subject to the provisions of Article 15, this Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

18.8     Counterpart Exection

         This Agreement may be executed in as many counterparts as are necessary and, when a counterpart has been executed by each Party (including execution by telefacsimile) all counterparts together shall constitute one (1) agreement.

         IN WITNESS WHEREOF the Parties have duly executed this Agreement.


155725 CANADA LTD.                        403508 ALBERTA LTD.


Per:                                      Per:
      ------------------------------             -------------------------------

Per:                                      Per:
      ------------------------------             -------------------------------


BEAVERLODGE OIL LIMITED                   413897 ALBERTA LTD.


Per:                                      Per:
      ------------------------------             -------------------------------

Per:                                      Per:
      ------------------------------             -------------------------------



GEOCAN ENERGY INC.


Per:
      ------------------------------

Per:
      ------------------------------

         THIS IS SCHEDULE "A" TO AN AGREEMENT OF PURCHASE AND SALE DATED NOVEMBER 10,1999 AMONG 155725 CANADA LTD., 403508 ALBERTA LTD. BEAVERLODGE OIL LIMITED AND 413897 ALBERTA LTD., AS VENDOR, AND GEOCAN ENERGY INC., AS PURCHASER

                                  LAND SCHEDULE


                                                           WORKING
                                                          INTEREST/
                                                           ROYALTY
       LANDS                  P & NG RIGHTS:               INTEREST                      ENCUMBRANCES                    HECTARES
-------------------- --------------------------------- ----------------- --------------------------------------------- -------------
007-08 W2M;          Freehold P & NG                     75.25% W.I.*    12.5% LOR plus S/S GOR of 1/150 (2.5- 7.5%)       128
N1/2 Sec 7           Lease dated Sept. 17, 1968        for NW; 37.625%   on 50% production from NW 7 payable to
                     (50% in all P & NG)                 W.I.* for NE    Canadian Occidental Petroleum Ltd.

007-08 W2M;          Freehold P & NG                     75.25% W.I.*    12.5% LOR to Crown on 50% production plus          64
NW Sec 7             Lease dated March 1, 1972,                          S/S GOR of 1/150 (5-15%) payable to
                     Crown Acquired (50.000%                             Talisman Energy, based on 50% production
                     undivided interest to 2770 ft.
                     below mean sea level)

007-08 W2M;          Freehold P & NG Lease dated         75.25% W.I.*    12.5% LOR plus S/S GOR of 1/150 (5-15%)            64
NW Sec 7             March 1, 1972 (50.000%                              payable to Talisman Energy, based on 50%
                     undivided interest past 2770                        production
                     ft. below mean sea level)

007-08 W2M;          P&NG to Base Souris Valley Beds    75.25% W.I.**    Crown SS plus S/S GOR 1/150 (5-15%)                64
NW Sec 18            Crown Lease                                         payable 24.75% to Strait Arrow Holdings Ltd.
                     No. PN 22,784 (Frobisher Alida)

007-08 W2M;          12.5% GOR 1/150 (5-15%)             75.25% GOR*                                                        64
NW Sec 18

007-08 W2M;          P&NG to Base Souris Valley Beds    75.25% W.I.**    Crown SS plus S/S GOR 1/150 (5-15%) payable        32
LSD 4                Crown Lease                                             24.75% to Strait Arrow Holdings Ltd.
SW Sec 18            No. PN 12,439

007-08 W2M;          12.5% GOR 1/150 (5-15%)             75.25% GOR*                                                        32
LSD's 4&6
SW Sec 18

007-08 W2M;          P&NG to Base Souris Valley Beds     75.25% W.I.*                      Crown SS                         32
LSD's 3, 5 & 6       Crown Lease
SW Sec 18            No. PN 12,439

007-09 W2M;          All P & NG Crown Lease No. PN       75.25%W.I.**    Crown SS plus S/S GOR of 1/150 (5-15%) on          16
LSD 10               9018                                                50% production payable to Franco Nevada
Sec 12                                                                   plus Non-convertible 5% GOR payable 24.75%
                                                                         to Strait Arrow Holdings Ltd.

007-09 W2M;          S/S GOR of 1/150 (5-15%)             50% GOR**                                                         16
LSD 10
Sec 12

007-09 W2M;          Non-convertible 5% GOR              75.25% GOR*                                                        64
LSD 10
Sec 12

007-09 W2M;          All P & NG Crown Lease No. PN       75.25% W.I.*    Crown SS plus S/S GOR of 1/150 (5-15%) on          48
LSD's 9,15 & 16      9018                                                50% production payable to Franco Nevada
Sec 12

007-09 W2M;          S/S GOR of 1/150 (5-15%)             50% GOR**                                                         48
LSD's 9,15 & 16
Sec 12

007-09 W2M;          All P & NG to base                    75.25%*                         Crown SS                         32
LSD's 3 & 4          Frobisher Alida Crown
Sec 12               Lease No. PN 12,533

007-09 W2M;          All P & NG Crown Lease No. PN          100%**       Crown SS plus S/S GOR of 1/150 (5-15%) on          64
NW Sec 12            4793                                                100% production payable to Franco Nevada

007-09 W2M           Freehold P & NG Lease dated           75.25%*                        12.5% LOR                         64
SE Sec 13            Jan. 12/63

007-09 W2M           1.5625% GOR                            100%**                                                          64
SE Sec 13

007-09 W2M           SS plus S/S GOR of 1/150              37.5%**                                                          64
SE Sec 13            (5-15%)

007-09 W2M;          All P & NG Crown Lease No. PN          100%**                         Crown SS                         32
LSD's 5 & 6          29,447
Sec 12

*NOTE: The interest is owned 40.5% by 403508 Alberta Ltd. and 34.75% by 155725 Canada Ltd.
**NOTE: The interest is owned 100% by 403508 Alberta Ltd.

WELLS AND FACILITIES

155725 et al Huntoon 13-7-007-08W2/0
Tappit Huntoon 4-18-007-08W2/0
155725 et al Huntoon 05-18-007-08W2/0
Tappit Huntoon 06-18-007-08W2/0
155725 et al Huntoon 09-12-007-09W2/0
Tappit Huntoon 10-12-007-09W2/0
Hamoil Ensign Teck Benson 11-12-007-09W2/0
155725 et al Huntoon 01-13-007-09W2/0
155725 et al Huntoon 03-12-007-09W2/0
11-12-007-09W2 battery and water injection facility, 75.25% working interest

            THIS IS SCHEDULE "B" TO AN AGREEMENT OF PURCHASE AND SALE
      DATED NOVEMBER 10,1999 AMONG 155725 CANADA LTD., 403508 ALBERTA LTD.
           BEAVERLODGE OIL LIMITED AND 413897 ALBERTA LTD., AS VENDOR,
                      AND GEOCAN ENERGY INC., AS PURCHASER


                               GENERAL CONVEYANCE

         This Conveyance made this________ day of________ 1999.

BETWEEN:

                  155725 CANADA LTD., 403508 ALBERTA LTD., BEAVERLODGE OIL LIMITED AND 413897 ALBERTA LIMITED all bodies corporate each having an office in the City of Edmonton, in the Province of Alberta (hereinafter called the "Vendor")

                                     - and -

                  GEOCAN ENERGY INC. a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Purchaser")

         WHEREAS the Vendor has agreed to sell and convey the Vendor's entire right, title, estate and interest in the Assets to the Purchaser and the Purchaser has agreed to purchase and accept all of the Vendor's right, title, estate and interest in and to the Assets;

         THE PARTIES AGREE AS FOLLOWS:

1.       DEFINITIONS

         In this Conveyance, including the recitals, "Agreement" means the Agreement of Purchase and Sale dated the 10th day of November, 1999 between the Vendor and the Purchaser. In addition, the definitions provided for in the Agreement are adopted in this Conveyance.

2.       CONVEYANCE

         The Vendor, for the consideration provided for in the Agreement, the receipt and sufficiency of which is acknowledged by the Vendor, sells, assigns, transfers and conveys the Vendor's entire right, title, estate and interest in the Assets to the Purchaser, and the Purchaser purchases and accepts such interests from the Vendor, TO HAVE AND TO HOLD the same absolutely, subject to the terms of the Agreement, the Permitted Encumbrances and compliance with the terms of the Leases.

3.       EFFECTIVE TIME

         This Conveyance is effective as of the Effective Date.

4.       SUBORDINATE DOCUMENT

         This Conveyance is executed and delivered by the Parties pursuant to the Agreement for the purposes of the provisions of the Agreement, and the terms hereof shall be read in conjunction with the terms of the Agreement. The Agreement shall prevail if there is a conflict between the provisions of the Agreement and this Conveyance.

5.       ENUREMENT

         This Conveyance enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

6.       FURTHER ASSURANCE

         Each Party shall, after the date of this Conveyance, at the request of the other Party and without further consideration, do all further acts and execute and deliver all further documents which are reasonably required to perform and carry out the terms of this Conveyance.

         IN WITNESS WHEREOF the Parties have duly executed this Conveyance.

155725 CANADA LTD.                        403508 ALBERTA LTD.


Per:                                      Per:
      ------------------------------             -------------------------------

Per:                                      Per:
      ------------------------------             -------------------------------


BEAVERLODGE OIL LIMITED                   413897 ALBERTA LTD.


Per:                                      Per:
      ------------------------------             -------------------------------

Per:                                      Per:
      ------------------------------             -------------------------------



GEOCAN ENERGY INC.


Per:
      ------------------------------

Per:
      ------------------------------

           THIS IS SCHEDULE "C" TO AN AGREEMENT OF PURCHASE AND SALE
     DATED NOVEMBER 10,1999 AMONG 155725 CANADA LTD., 403508 ALBERTA LTD.,
          BEAVERLODGE OIL LIMITED AND 413897 ALBERTA LTD., AS VENDOR,
                      AND GEOCAN ENERGY INC., AS PURCHASER


                  (VENDOR'S/PURCHASER'S) OFFICER'S CERTIFICATE

                           (REPRESENTATIONS ARE TRUE)

RE: Article 6 of the Agreement of Purchase and Sale ("Agreement") dated November 10, 1999 between 155725 Canada Ltd., 403508 Alberta Ltd., Beaverlodge Oil Limited and 413897 Alberta Limited as Vendor, and GEOCAN Energy Inc., as Purchaser

         Unless otherwise stated, the definitions provided for in the Agreement are adopted in this Certificate.

         I, (name), (Position) of (name of party) ("the Vendor" or "the Purchaser") hereby certify that as of the date of this Certificate:


1. Each of the covenants, representations and warranties of the (Vendor/Purchaser) contained in Article 6 of the Agreement was true and correct in all material respects as of the Effective Date and is true and correct in all material respects as of the Closing Date.

2. This Certificate is made for and on behalf of the (Vendor/Purchaser) and is binding upon it, and I am not incurring and will not incur any personal liability whatsoever with respect to it.

3. This Certificate is made with full knowledge that the (Vendor/Purchaser) is relying on the same for the Closing of the transactions contemplated by the Agreement.

IN WITNESS WHEREOF I have executed this Certificate effective the ____ day of ________________, 1999.


                                             (NAME OF VENDOR/PURCHASER)